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DOLLAR GENERAL ANNOUNCES LEASE ACCOUNTING CHANGES

GOODLETTSVILLE, Tenn. – March 3, 2005 – Dollar General Corporation (NYSE: DG) today announced that it will correct certain aspects of its lease accounting practices, as more fully described below. The Company determined that, because the cumulative adjustments resulting from these corrections would be material to the financial statements for the year ended January 28, 2005, it is required to restate its financial statements for fiscal years 2000 through 2003. The restatement is technically required even though the estimated adjustments for each individual year are not expected to be material to that year’s previously reported results and have no impact on the Company’s current or future cash flows.  As stated in its February 23, 2005 press release, these changes stem from a recent clarification issued by The Securities and Exchange Commission pertaining to certain lease accounting matters. This clarification has affected many companies in the retail and restaurant industries. The Company has discussed the matters set out above with both its Audit Committee of the Board of Directors and its independent auditors, Ernst & Young, LLP.

As explained more fully below, the Company is changing its method of accounting for the amortization of certain leasehold improvements and its calculation of straight-line rent expense. The Company’s unaudited estimate is that the total cumulative pre-tax effect of these changes will result in an increase to selling, general and administrative expenses in the range of $30 to $40 million, with the majority of the impact relating to years prior to fiscal 2000. The changes are not expected to impact fully diluted earnings per share in fiscal 2004. The expected impact on previously reported fully diluted earnings per share is as follows: fiscal 2003, $0.00; fiscal 2002, $0.00; fiscal 2001, $0.01 decrease; and fiscal 2000, $0.01 decrease. Similarly, the Company does not expect the impact of these accounting changes to be material in future years.

Previously, the Company amortized all leasehold improvements over eight years, which was estimated to be the approximate useful life of the asset to the Company given the nature of the assets and the historical lease renewal practices. Under the corrected method, the Company has changed its practice to amortize leasehold improvements over the shorter of eight years or the applicable non-cancelable lease term. This change represents the majority of the cumulative impact set forth above.

In addition, the Company previously recognized straight-line rent expense for leases beginning on the earlier of the store opening date or the rent payment commencement date, which had the effect of excluding the period used for preparing the store for opening (approximately 30 days) from the calculation of the period over which rent was expensed. Under the corrected method, the Company has changed its practice to include the period of time needed to prepare the store for opening in its calculation of straight-line rent.

The above estimates are subject to change as the Company finalizes its financial statements. The Company plans to file final corrections to its financial statements in its Annual Report on Form 10-K for the year ended January 28, 2005.

Forward-Looking Information

This press release contains forward-looking information, such as the expected impact of the lease-related accounting correction.  The words “believe,” “anticipate,” “project,” “plan,” “schedule,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. Factors that may result in actual results differing from such forward-looking information include, but are not limited to, the completion of the Company’s year-end accounting closing process and the completion of the audit.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its public disclosures or documents filed with the SEC.

2004 Earnings Conference Call

Dollar General is scheduled to announce earnings for the year ended January 28, 2005 on Thursday, March 17, 2005. The Company will host a conference call on Thursday, March 17, 2005, at 10 a.m. EST to discuss the year’s results and the outlook for 2005.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EST on Thursday, March 31, online or by calling (334) 323-7226.  The replay pass code is 13584540.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,453 neighborhood stores as of February 25, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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